Exhibit 10.24

Executive Officer Compensation Schedule

On February 14, 2008, the Compensation Committee of the Board of Directors of Westlake Chemical Corporation (the “Company”) set 2008 base salaries and bonus targets for certain executive officers of the Company named below and determined the amount of 2007 bonuses payable in 2008 to such executive officers.

Name/Position	2008 Annual Base Salary	2008 Bonus Target (% of Base Salary)	2007 Bonus Payable in 2008
Albert Chao President and Chief Executive Officer	$770,000	80%	$795,815
James Chao Chairman of the Board	$577,000	80%	$569,996
M. Steven Bender Sr. Vice President Chief Financial Officer	$330,000	50%	$158,965
Wayne D. Morse Sr. Vice President Vinyls	$322,000	50%	$198,012
David R. Hansen Sr. Vice President Administration	$311,000	45%	$194,780

The 2008 bonus targets set forth above relate to the Company’s EVA Incentive Plan (the “EVAIP”). The EVAIP provides for awards contingent upon the attainment of specific targeted EVA® results. EVA, or “economic value added,” is a measure of financial performance based upon the achievement of returns for shareholders above the invested cost of capital. Under the plan, if the EVA target is met in 2008, participants will be awarded a cash bonus equal to one times their target bonus. This is referred to as a 1X bonus. If 2008 results exceed the target, awards will be granted at a rate corresponding to the rate of increase above the target. Similarly, if 2008 results do not meet the target, the awards will be correspondingly lower. The gross EVA declared bonus is subject to modification by an Individual Performance Factor as recommended by management and approved by the Compensation Committee of the Board of Directors.